Exhibit 3.53

CORAMRX, LLC

Certificate of Formation

Pursuant to Section 18-201

of the

Delaware Limited Liability Company Act

The undersigned person, authorized on behalf of CORAMRX, LLC to present this CERTIFICATE OF FORMATION to the Office of the Secretary of State of the State of Delaware for filing thereby, hereby certifies that:

1. The name of the limited liability company is CoramRx, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware 19904, County of Kent.

3. The name of the registered agent of the Company for service of process at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned authorized person has executed this CERTIFICATE OF FORMATION on August 8, 2005.

/s/ Scott R. Danitz
Scott R. Danitz, Authorized Person

Certificate Amendment to Certificate of Formation

of

CORAMRX, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter the “limited liability company”) is:

CORAMRX, LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and substituting in lieu thereof the following new statement:

The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on October 3, 2005.

Name:	/s/ Michael E. Dell
Title:	Authorized Person

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